LEASE AGREEMENT entered into by and between INMUEBLES EL VIGIA, S.A. DE C.V., hereinafter known as LESSOR, represented by Mr. Rodolfo Nelson Culebro, and INTERIORES AEREOS, S.A. DE C.V. hereinafter known as LESSEE, represented by Mr. Arturo Ruiz, and which is formalized in accordance with the following Recitals and Clauses:

                               DECLARATIONS:

WHEREAS, INMUEBLES EL VIGIA, S.A. DE C.V. owns and can freely dispose of a piece of land and construction, located in Calle del Acero, Lots Number 1, 2, 3 and 4 of block No. 1 and Lot Number 19 of block No. 3, located in El Vigia Industrial Subdivision kilometer 12.5 San Luis Rio Colorado Highway, in Mexicali, Baja California, and which property is described in the plot plan attached hereto as Exhibit "A". WHEREAS, different sections of the building located in block No. 1 have been subject of various lease agreements between the parties, execute as follows: Lot 1 building 6 for 9,643 square feet executed on January 1st 1994; Lot 2, Building 7 for 15,574 square feet executed on January 1, 1994; Lot 3, building 3 for 14,346 square feet executed on January 1, 1994; Lot 19, building 19 for 11,913 square feet executed on May 1, 1996; building located in Calle de la Industria del Acero No. 4 with an area of 13,988 square feet executed on February 1, 1997; Lot 17, block 1 for 9,787.24 occupying it on April 1st 1998; and that it is the intent of the parties to consolidate all previous leases under one lease agreement, for total area of 75,251.24 square feet. Such buildings will be hereinafter jointly referred to as the Lease Premises. WHEREAS, it is the intent of the parties to terminate all lease agreement, effective such termination as of the execution of this agreement Pursuant to the above the parties agree as follows.

                                  CLAUSES:

FIRST.- LESSOR hereby leases to LESSEE, and LESSEE hereby leases from LESSOR under the terms and condition set forth hereafter, the Lease property described in the above recitals with a total area of 75,251.24 square feet. Such Leased Property, for the purposes of this Agreement divided into two areas, one consisting of 51,476 square feet and another with an area of 23,775.24 square feet, this latter area corresponding to building located in Calle de la Industria del Acero No. 4 and also building located in Calle de la Industria del Acero No. 17.

SECOND.- The Lease Term is one year binding for both parties (the Initial Lease Term). Upon expiration of the binding Initial Lease Term, LESSEE may at its option, by means of a written notice given to LESSOR ninety days in advance to the termination of the Initial Lease Term, continue to occupy the Leased Premises for five additional periods of one year each, such one year period to be binding for both parties, therefore LESSEE being able to terminate this Lease Agreement at any time with 90 days advance written notice to LESSOR.

Notwithstanding the above, LESSEE shall be entitled to terminate this Lease with respect to the building with an area of 13,988 square feet located in Calle de la Industria del Acero No. 4 and/or all of the Leased Property, upon LESSEE'S execution of a lease agreement with LESSOR for similar area of 13,988 square feet, or an equivalent total leased area of 75,251.24 square feet respectively, thereby relocating LESSEE'S one or both operations different building owned by LESSOR or made available by LESSOR.

THIRD.- The monthly rental price of the Lease Property referred to in the above recitals for the first Lease Year as of January 1, 1998, (the Anniversary Date) shall be US $0.2316 Dollars per square foot for a total amount of US$17,432.70 Dollar (Seventeen thousand four hundred and thirty two dollars 70/100 US Currency) plus I.V.A., tax or the equivalent in Mexican pesos in accordance with the applicable rate on the date of payment. The parties agree that for each subsequent Lease Year of the Initial Lease Term (years 2-3), and any yearly extensions, the months rent shall be determined and as of each Anniversary Date, by Increasing the previous lease year monthly rent by an amount equal to the percentage increase, if any in the cost of living. The cost of living increase shall be determined by taking the average of the twelve (12) monthly Consumer Price Index ("CPI") immediately preceding the Anniversary Date over the average of twelve (12) monthly CPI immediately preceding the commencement of the Initial Term, or Anniversary Date as the case may be. In no event shall the monthly rent for any Lease Year be decreased below the monthly rent for any immediately preceding lease year.

FOURTH.- LESSEE will use the Leased Property object of this lease to carry on in industrial operations.

FIFTH.- LESSEE, with previous written authorization by LESSOR shall be able to introduce any and all improvements into the Leased Property and remove the same, provided that any damage to the building upon installation or removal be repaired by LESSEE; consequently LESSEE shall be entitled to remove all equipment and accessories property of LESSEE, including but not limited to lamps, systems and units for distribution and control of electricity, heating and air conditioning units LESSE may not remove integral improvements, made to building such as floor and wall finishing.

SIXTH.- In the event that LESSEE has knowledge of any condition of the leased premises that requires repairs that under the terms of Fraction II of Article 2286 of the Civil Code for Baja California should be executed by LESSOR and delay in the execution of such repair may cause greater damage either to the Leased Property or to the items located therein, LESSEE shall have the option to make such repairs without prior authorization from LESSOR and LESSOR shall reimburse LESSEE for the cost of such repairs, and if within a period of one month LESSOR has not reimbursed LESSEE, LESSEE shall be entitled to deduct amount of reimbursement from the next months rent and deliver to LESSOR copy of invoices justifying expense to LESSOR.

SEVENTH.. LESSOR promises to obtain an Insurance policy that protects the Leased Property against fire, and other major catastrophes, and LESSEE shall obtain the Insurance to protect its property introduced into the Leased Property consequently each party releases each other from any responsibility that may result from damages to the properties herein referred to.

EIGHTH.- LESSEE agrees to pay for its own account al services LESSEE installs or that are installed and service the Leased Property for the exclusive benefit of LESSEE, such as electricity, water, telephone, etc., consequently, LESSEE will deal directly with the person or corporation that renders such services for their installation, removal or suspension. LESSOR shall pay property tax on the Leased Property and other taxes and duties imposed on Leased Property.

NINTH.. LESSOR promises to repair and maintain in good order the roof of the Leased Property subject of this lease. LESSOR is responsible for damages caused by not repairing and maintaining the roof.

TENTH. LESSEE may assign in whole or in part, the rights and obligations derived from this agreement, or sublease only prior written authorization from LESSOR, who may not unreasonably withhold such approval. However, LESSEE may freely exercise this right to assign or sublease if such assignment or sublease be executed in favor of an affiliated company or subsidiary LESSEE.

ELEVENTH.- If during the Lease Term the right of LESSEE to use and hold the Leased Property is limited by any administrative or judicial act not derived from the relations of LESSEE with third parties, LESSOR shall at its own account and expense, perform such acts or initiate such procedures as may be required to invalidate such judicial or administrative decision, and within a period of thirty days LESSEE'S use of the Leased Property is nevertheless thereby affected, LESSEE will have the right to terminate this Lease Agreement without any responsibility. If during the term of this Lease Agreement, any governmental authority establish any legal prohibition that without due cause by LESSEE prevents LESSEE from doing business in Mexico, LESSEE, upon written notice to LESSOR, may terminate this Lease Agreement without further liberty for rental payments due under this Lease Agreement, but without prejudice to the rights of LESSOR and LESSEE to claim from the corresponding authority the damage causes.

TWELFTH.- LESSOR grants LESSEE the right to use and occupy (50%) fifty percent of the parking space that is locate beside building number 4 which LESSEE occupies such space representing parking space for at least 60 vehicles, owned or used by LESSEE'S employees or visitors.

THIRTEENTH.- The parties agree that effective upon the execution of this Lease Agreement, the former Lease Agreements shall cease to be binding upon the parties and have no further effects.

FOURTEENTH.- For the interpretation and compliance of this agreement both parties expressly submit themselves to the jurisdiction and competence of the Courts of the City of Mexicali state of Baja California, waiving any other jurisdiction to which that may have a right due to their present or future domiciles.

IN WITNESS WHEREOF this document is drawn in duplicate and signed in his City of Mexicali, Baja California, on first day of January nineteen hundred and ninety eight.

            LESSOR:                             LESSEE:

  /s/  Rodolfo Nelson Culebro         /s/  Ing. Arturo Ruiz
--------------------------------    ---------------------------------------
 INMUEBLES EL VICIA S.A. de C.V.        INTERIORES AEREOS S.A. DE C.V.
   RODOLFO NELSON CULEBRO                      ING.ARTURO RUIZ



            WITNESS:                            WITNESS:

  /s/  Juan Carlos Nelson Luken       /s/  Martha Patricia Castro
--------------------------------    ---------------------------------------
   JUAN CARLOS NELSON LUKEN                MARTHA PATRICIA CASTRO